Exhibit 99.1

Anixa Biosciences Conference Call Recording Available on Company Website

SAN JOSE, Calif., January 25, 2019 /PRNewswire/ -- Anixa Biosciences, Inc. (NASDAQ: ANIX), a biotechnology company focused on using the body’s immune system to fight cancer, today announced that it has made a recording of its January 24, 2019 conference call available on its website.  The recording can be found on the Investor Presentation page of the company’s website at www.anixa.com.

During the call, Dr. Amit Kumar, President and CEO of Anixa, discussed the company’s plans for 2019, including the commercialization path and timeline for CchekTM, its artificial intelligence based cancer diagnostic test, and the clinical path of its CAR-T based ovarian cancer therapeutic program.

Highlights of the call include:

•   Commercial launch of a CchekTM prostate cancer confirmatory test planned in the third calendar quarter of 2019;

•   Initial CchekTM launch as a Laboratory Developed Test under CLIA guidelines, while continuing dialogue and process with the US FDA;

•   Upcoming announcement of CchekTM commercialization partnership with a CLIA certified laboratory;

•   Investigational New Drug application (IND) filing for ovarian cancer CAR-T therapy expected in the second calendar quarter of 2019; and

•   Anticipated commencement of human clinical trials of ovarian cancer CAR-T therapy in July 2019.

The recording will be available on the company’s website for 10 days.

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About Anixa Biosciences, Inc.

Anixa, a cancer-focused biotechnology company, is harnessing the body’s immune system in the fight against cancer.  Anixa is developing both diagnostics and therapeutics to detect cancer early, when it is most curable, and to treat those afflicted once diagnosed.  It is developing the CchekTM platform, a series of inexpensive non-invasive blood tests for the early detection of solid tumors, which is based on the body’s immune response to the presence of a malignancy.  It is also developing chimeric antigen receptor T-cell (CAR-T) based immuno-therapy drugs which genetically engineer a patient’s own immune cells to fight cancer.  Anixa also continually examines emerging technologies in complementary or related fields for further development and commercialization.  Additional information is available at www.anixa.com.

Forward-Looking Statements:  Statements that are not historical fact may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical facts, but rather reflect Anixa’s current expectations concerning future events and results.  We generally use the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will" and similar expressions to identify forward-looking statements.  Such forward-looking statements, including those concerning our expectations, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  These risks, uncertainties and factors include, but are not limited to, those factors set forth in "Item 1A - Risk Factors" and other sections of our most recent Annual Report on Form 10-K as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this press release.

Contact:

Mike Catelani

(408) 708-9808

mcatelani@anixa.com